                                                                    EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

             IPC HOLDINGS, LTD. REPORTS SECOND QUARTER 2006 RESULTS

PEMBROKE, BERMUDA, July 25, 2006. IPC Holdings, Ltd. (NASDAQ: IPCR) today reported net income for the quarter ended June 30, 2006 of $108.8 million, or $1.50 per common share, compared to $64.1 million, or $1.32 per common share, for the second quarter of 2005. For the six months ended June 30, 2006, IPC reported net income of $171.5 million, or $2.36 per common share, compared to $108.0 million, or $2.23 per common share, for the first six months of 2005.

                                                       Quarter ended June 30,    Six months ended June 30,
                                                     -------------------------   -------------------------
                                                         2006          2005          2006          2005
                                                     -----------   -----------   -----------   -----------
                                                     (unaudited)   (unaudited)   (unaudited)   (unaudited)
                                                            (expressed in thousands of U.S. Dollars,
                                                                   except per share amounts)
NET OPERATING INCOME                                 $   104,301   $    63,018   $   179,562   $   110,183
Net realized gains (losses) on investments                 4,521         1,032        (8,093)       (2,178)
                                                     -----------   -----------   -----------   -----------
NET INCOME                                           $   108,822   $    64,050   $   171,469   $   108,005
                                                     -----------   -----------   -----------   -----------
Preferred dividend                                         4,378            --         8,612            --
                                                     -----------   -----------   -----------   -----------
NET INCOME AVAILABLE TO COMMON
   SHAREHOLDERS                                      $   104,444   $    64,050   $   162,857   $   108,005
                                                     ===========   ===========   ===========   ===========
Basic net income available to common
   shareholders, per common share                    $      1.64   $      1.32   $      2.56   $      2.23
Diluted net income per common share                  $      1.50   $      1.32   $      2.36   $      2.23

NET OPERATING INCOME PER COMMON SHARE (DILUTED)      $      1.44   $      1.30   $      2.47   $      2.28

Weighted average number of common shares - basic      63,647,902    48,348,475    63,630,331    48,339,643
Weighted average number of common shares - diluted    72,652,735    48,426,669    72,636,173    48,427,886

NON-GAAP FINANCIAL MEASURES:

In addition to the GAAP financial measures set forth herein, IPC Holdings, Ltd. (the "Company") has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. "Net operating income" and its per share equivalent, as used herein, differ from "net income" and its per share equivalent under GAAP, which the Company believes is the most directly comparable GAAP measure. Net operating income is a common performance measurement which, as calculated by the Company, is net income excluding net realized gains and losses on investments. These items are excluded because they are not considered by management to be relevant indicators of the performance of or trends in our business operations, but rather of the investment and credit markets in general. We believe that the presentation of net operating income provides useful information regarding our results of operations because it follows industry practice, is followed closely by securities analysts and rating agencies, and enables investors and securities analysts to make performance comparisons with our peers in the insurance industry. This measure may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on net operating income as a non-GAAP measure in assessing IPC's overall financial performance.

RESULTS OF OPERATIONS:

For the quarter ended June 30, 2006, our net operating income was $104.3 million, or $1.44 per share, compared to $63.0 million, or $1.30 per share for the second quarter of 2005. For the six months ended June 30, 2006, our net operating income was $179.6 million, or $2.47 per common share, compared to $110.2 million, or $2.28 per common share, for the corresponding period in 2005.

President and Chief Executive Officer Jim Bryce commented: "It is gratifying to note that we have entered our fourteenth year of operations, having completed thirteen years last month. During that period we have absorbed four of the insurance industry's five largest catastrophes. Despite this, we believe we are in a financially strong position, in the hardest market for U.S. catastrophe risks since the early 1990s, where the amount of available capacity rather than price is the most important consideration. Our excellent results for the second quarter underline our ability to satisfy the demands of our existing clients, in a very positive market environment of higher attachments, lower aggregates, and enhanced pricing. We believe these market conditions are likely to be sustained throughout the next eighteen months to the end of 2007. We are highly gratified by high client retention rates and strong broker support."

In the quarter ended June 30, 2006, we wrote gross premiums of $120.3 million, compared to $87.0 million in the second quarter of 2005. This increase was due to price increases and new business. The effect of changes to business written for existing clients, which includes pricing, changes to program structure and/or renewal dates, as well as changes to foreign exchange rates, was a $31.0 million increase in the second quarter of 2006, compared to the second quarter of 2005. In addition, we wrote new business of $4.7 million, which more than offset business that we did not renew, which totalled $1.7 million. Reinstatement premiums were $3.0 million less in the second quarter of 2006, compared to the second quarter of 2005, primarily due to accrual adjustments made to reinstatement premiums on reserves. Excess of loss premium adjustments were $2.3 million more in the quarter ended June 30, 2006 in comparison to the second quarter of 2005. For the six months ended June 30, 2006, we wrote gross premiums of $355.9 million, compared to $292.8 million for the corresponding period of 2005. The effect of changes to business written for existing clients, including pricing, changes to program structure and/or renewal dates, as well as changes to foreign exchange rates, was an increase of $63.7 million. New business in the six months ended June 30, 2006 totalled $22.6 million, which more than offset $15.6 million not renewed during the same period. Excess of loss premium adjustments were $3.1 million higher in the first six months of 2006 compared to the corresponding period of 2005, while reinstatement premiums were $10.7 million less in the first six months of 2006 in comparison with the first six months of 2005.

In the second quarter of 2006, we ceded $7.0 million of premiums to our retrocessional facilities, compared with $9.4 million for the quarter ended June 30, 2005. The actual contracts ceded are at IPC's underwriters' judgement in optimizing the risk profile of the portfolio, which can cause premiums ceded to vary as a proportion of our gross writings, from quarter to quarter. In the first six months of 2006, we ceded $15.4 million to our retrocessional facilities, compared to $18.5 million ceded in the first six months of 2005.

We earned net premiums of $100.8 million in the second quarter of 2006, compared to $87.1 million in the second quarter of 2005. This increase is due to the increase in written premiums, offset in part by the adjustments to reinstatement premiums noted above. For the six months ended June 30, 2006, we earned net premiums of $187.7 million, compared to $169.2 million in the corresponding period of 2005. This increase is also due to the increase in written premiums, offset in part by the adjustments to reinstatement premiums noted above.

We earned net investment income of $31.1 million in the quarter ended June 30, 2006, compared to $14.9 million in the second quarter of 2005. Investment income in the second quarter of 2006 included $7.3 million in dividends from our investments in equity funds and a fund of hedge funds. By comparison, we received dividends of $0.8 million from these investments in the second quarter of 2005. We also benefitted from an increase in the average yield of our fixed income investment portfolio, as well as a significant increase in the average balance of invested assets, which primarily resulted from our capital-raising which took place in November 2005. For the six months ended June 30, 2006 we earned net investment income of $55.7 million, compared to $32.4 million in the corresponding period in 2005. We received dividends of $9.4 million for the investments noted above, compared to $5.6 million in dividends in the corresponding period of 2005. The benefits of improved yield and increased average balance of invested assets noted above were also applicable to the first six months of 2006.

We realized a net gain of $4.5 million from investments in the quarter ended June 30, 2006, compared $1.0 million in the second quarter of 2005. Net realized gains and losses fluctuate from period to period, depending on the individual securities sold. In June 2006, we sold our investment in an equity fund with attributes similar to those of the S & P 500 Index, realizing a $27.8 million gain. The proceeds were used to invest in an Ireland-based fund with similar attributes. In addition, realized losses in the second quarter of 2006 include a write-down of $18.0 million in the cost basis of certain fixed income securities where management has determined there had been a decline in value which was other than temporary, caused by changes in interest rates. For the six months ended June 30, 2006 we realized a net loss from investments of $(8.1) million, which includes an other-than-temporary impairment charge of $25.7 million. By comparison, we realized a net loss of $(2.2) million in the corresponding period of 2005.

In the quarter ended June 30, 2006, we incurred net losses and loss adjustment expenses of $13.4 million, compared to $24.4 million for the second quarter of 2005. Our losses in the second quarter of 2006 include a net increase of $6.0 million for hurricane Wilma. A major component of this increase resulted from two Industry Loss Warranty contracts being triggered by the announcement from Property Claim Service ("PCS") in May that the industry loss for the event exceeded $10 billion, as well as the level of the cedants' own losses. This was partly offset by other movements in reserves for the event. The balance of the incurred losses in the second quarter of 2006 related to claims from two accidents that occurred in 2005 ($4.6 million), and reserves established for pro rata treaty business. Our loss ratio, which is the ratio of net losses and loss adjustment expenses to net premiums earned, was 13.3% for the quarter ended June 30,

2006, compared to 28.1% for the second quarter of 2005. For the six months ended June 30, 2006 we incurred net losses of $35.5 million, compared to $62.4 million in the first six months of 2005. Incurred losses in the first six months of 2006 include claims from cyclone Larry, which struck Queensland, Australia on March 20, 2006, for which we have estimated total claims in the amount of $8.0 million. The balance of the incurred losses in the first six months of 2006 related to development from the major windstorms of 2005 ($17.0 million), two accidents which occurred in 2005: an explosion which occurred in the U.K. in December 2005, and a train wreck and associated chemical spill which took place in South Carolina in January 2005 (combined amount $7.3 million) and reserves established for pro rata treaty business. Our loss ratio for the six months ended June 30, 2006 was 18.9%, compared to 36.9% for the corresponding period of 2005.

Our net acquisition costs, which are primarily commissions and fees paid to brokers for the production of business, were $9.0 million for the second quarter of 2006, compared to $8.4 million in the second quarter of 2005. These costs have increased proportionately with the increase in earned premiums, after taking into account reductions to profit commission accruals as a result of claims. In the first six months of 2006, net acquisition costs amounted to $17.8 million, compared to $16.6 million for the corresponding period of 2005. This increase is also the result of the increase in earned premiums, after taking into account adjustments to reinstatement premiums and reductions to profit commission accruals as a result of claims. General and administrative expenses totaled $8.8 million in the second quarter of 2006, compared to $5.8 million in the second quarter of 2005. Areas of increase include salaries and other compensation, legal fees in connection with our shelf registration filed in April 2006, letter of credit charges, the set-up costs of our new revolving credit/letter of credit facility, and service fees incurred which are based on earned premiums. For the six months ended June 30, 2006, general and administrative expenses totaled $15.1 million, compared to $11.8 million in the corresponding period of 2005. This increase is also the result of the items listed above.

Our expense ratio, which is the ratio of net acquisition costs plus general and administrative expenses to net premiums earned, was 17.7% for the second quarter of 2006, compared to 16.3% for the second quarter of 2005. For the six months ended June 30, 2006, our expense ratio was 17.6%, compared to 16.7% in the corresponding period of 2005.

On July 25, 2006, the Board of Directors declared a quarterly dividend of $0.16 per common share, payable on September 21, 2006, to shareholders of record on September 5, 2006. In addition, the Board of Directors declared a preferred dividend of $0.475781 per Series A Mandatory Convertible preferred share, payable on August 15, 2006 to preferred shareholders of record on August 1, 2006.

Our management will be holding a conference call to discuss these results at 8:30 a.m. Eastern time tomorrow, July 26, 2006. This conference call will be broadcast simultaneously on the internet and can be accessed from our website at www.ipcre.bm, under the 'News' / 'Webcasts' section, and a replay of the call will also be available at this site from 10:30 a.m. Eastern time until 12:00 midnight Eastern time on Wednesday, August 2, 2006.

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as "believes," "anticipates," "intends," "expects" and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (b) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (c) any lowering or loss of one of our financial ratings of our wholly-owned subsidiary, IPCRe Limited; (d) the effect of competition on market trends and pricing; (e) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere; and (f) other factors set forth in our most recent reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward-looking statement contained in this press release.

IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

          CONTACT: JIM BRYCE, PRESIDENT AND CHIEF EXECUTIVE OFFICER OR
                   JOHN WEALE, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                   TELEPHONE: 441-298-5100

                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

 (Expressed in thousands of United States dollars, except for per share amounts)

                                                            As of             As of
                                                        June 30, 2006   December 31, 2005
                                                        -------------   -----------------
                                                         (unaudited)
ASSETS:
Fixed maturity investments:
   Available for sale, at fair value                     $1,854,202        $1,998,606
Equity investments, available for sale, at fair value       549,406           530,127
Cash and cash equivalents                                    44,879            31,113
Reinsurance premiums receivable                             272,141           180,798
Deferred premiums ceded                                       9,944             4,120
Losses and loss adjustment expenses recoverable               1,400             1,054
Accrued investment income                                    23,038            19,885
Deferred acquisition costs                                   24,371             7,843
Prepaid expenses and other assets                             8,535             4,735
                                                         ----------        ----------
   TOTAL ASSETS                                          $2,787,916        $2,778,281
                                                         ==========        ==========
LIABILITIES:

Reserve for losses and loss adjustment expenses          $  787,449        $1,072,056
Unearned premiums                                           224,951            66,311
Reinsurance premiums payable                                 11,289             4,991
Deferred fees and commissions                                 3,389             1,363
Accounts payable and accrued liabilities                     19,376            17,160
                                                         ----------        ----------
   TOTAL LIABILITIES                                      1,046,454         1,161,881
                                                         ----------        ----------
SHAREHOLDERS' EQUITY:

Share capital:
   Common shares outstanding, par value U.S.$0.01               637               637
   Mandatory convertible preferred shares, par value
      U.S.$0.01                                                  90                90
Additional paid-in capital                                1,474,661         1,473,257
Deferred stock grant compensation                            (2,135)           (2,492)
Retained earnings                                           194,629            52,126
Accumulated other comprehensive income                       73,580            92,782
                                                         ----------        ----------
   TOTAL SHAREHOLDERS' EQUITY                             1,741,462         1,616,400
                                                         ----------        ----------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $2,787,916        $2,778,281
                                                         ==========        ==========

                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

                (Expressed in thousands of United States dollars)

                                               Quarter ended June 30,    Six months ended June 30,
                                             -------------------------   -------------------------
                                                 2006          2005          2006          2005
                                             -----------   -----------   -----------   -----------
                                             (unaudited)   (unaudited)   (unaudited)   (unaudited)
REVENUES:

Gross premiums written                        $120,325      $ 86,994      $ 355,918     $ 292,835
Premiums ceded                                  (6,964)       (9,433)       (15,389)      (18,456)
                                              --------      --------      ---------     ---------
Net premiums written                           113,361        77,561        340,529       274,379
Change in unearned premium reserve, net        (12,591)        9,568       (152,816)     (105,212)
                                              --------      --------      ---------     ---------
Net premiums earned                            100,770        87,129        187,713       169,167
Net investment income                           31,064        14,857         55,668        32,372
Net realized gains (losses) on investments       4,521         1,032         (8,093)       (2,178)
Other income                                       925         1,027          1,762         2,136
                                              --------      --------      ---------     ---------
                                               137,280       104,045        237,050       201,497
                                              --------      --------      ---------     ---------
EXPENSES:

Net losses and loss adjustment expenses         13,387        24,434         35,483        62,370
Net acquisition costs                            9,043         8,440         17,832        16,562
General and administrative expenses              8,772         5,778         15,121        11,794
Net exchange (gain) loss                        (2,744)        1,343         (2,855)        2,766
                                              --------      --------      ---------     ---------
                                                28,458        39,995         65,581        93,492
                                              --------      --------      ---------     ---------

NET INCOME                                    $108,822      $ 64,050      $ 171,469     $ 108,005

Preferred dividend                               4,378            --          8,612            --
                                              --------      --------      ---------     ---------
NET INCOME AVAILABLE TO
   COMMON SHAREHOLDERS                        $104,444      $ 64,050      $ 162,857     $ 108,005
                                              ========      ========      =========     =========
Loss and loss expense ratio (1)                   13.3%         28.1%          18.9%         36.9%
Expense ratio (2)                                 17.7%         16.3%          17.6%         16.7%
Combined ratio (Sum of 1 + 2)                     31.0%         44.4%          36.5%         53.6%